Filed pursuant to Rule 424(b)(5)
Registration No. 333-277668

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933 but is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2024

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 5, 2024

11,500,000 Shares

VIPER ENERGY, INC.

Class A Common Stock

The selling stockholder identified in this prospectus supplement is selling an aggregate of 11,500,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of our Class A common stock in this offering.

The selling stockholder has granted the underwriters a 30-day option to purchase up to an additional 1,725,000 shares of our Class A common stock on the same terms and conditions as set forth below.

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were Viper Energy Partners LP, a Delaware limited partnership with common units representing limited partner interests listed on The NASDAQ Global Select Market under the symbol “VNOM.” On November 13, each outstanding common unit converted into one share of Class A common stock. On March 4, 2024, the last reported sales price of our Class A common stock was $37.22 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and beginning on page 2 of the accompanying base prospectus.

	Per share	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to us	$	$
(1)	We refer you to “Underwriting” beginning on page S-15 of this prospectus supplement for additional information regarding underwriting compensation.

Delivery of the shares of Class A common stock will be made on or about March  , 2024 through the book-entry facilities of the Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

J.P. Morgan	Barclays	Evercore ISI	Goldman Sachs & Co. LLC

The date of this prospectus supplement is March , 2024.

Prospectus supplement

Prospectus

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement or to which this prospectus supplement refers. None of the selling stockholder, underwriters or us have authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this prospectus supplement or the accompanying

S-i

prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. None of the selling stockholder, underwriters or us take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. None of the selling stockholder, underwriters or us are making an offer of shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided by this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-ii

About this prospectus supplement

This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission, or the “SEC,” utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Class A common stock. The second part, the accompanying base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. In the event that the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or to which we have referred you. We have not, and the selling stockholder and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock. If anyone provides you with different or inconsistent information, you should not rely on it. You should read this entire prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying base prospectus and “Where You Can Find More Information” in this prospectus supplement. The selling stockholder and the underwriters are only offering to sell, and only seeking offers to buy, our Class A common stock in jurisdictions where offers and sales are permitted.

The information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or in any document incorporated herein or therein, is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of Class A common stock, or of any sale of our Class A common stock by the selling stockholder or the underwriter. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the underwriter, nor any affiliate of either of us, is making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our Class A common stock. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Industry and market data

This prospectus supplement includes or incorporates by reference industry and market data and forecasts that we obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management’s understanding of industry conditions, and such information has not been verified by independent sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

S-iii

Cautionary statement regarding forward-looking statements

This prospectus supplement, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including our cash dividend policy) are forward-looking statements. When used in this prospectus supplement, including documents incorporated by reference, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of our future performance. In particular, the factors discussed in this prospectus supplement under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2023, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following:

•	changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;

•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•

changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, instability in the financial sector and concerns over a potential economic downturn or recession;

•

regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•	physical and transition risks relating to climate change;

S-iv

•

restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•	changes in U.S. energy, environmental, monetary and trade policies;

•

conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback Energy, Inc. and our other operators;

•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•

changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•

security threats, including cybersecurity threats and disruptions to our business from breaches of our information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•	severe weather conditions;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	changes in the financial strength of counterparties to the credit agreement and hedging contracts of our operating subsidiary;

•	changes in our credit rating; and

•	other risks and factors disclosed in this prospectus supplement or incorporated by reference herein.

In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this prospectus supplement or incorporated by reference. All forward-looking statements speak only as of the date of this prospectus supplement or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

S-v

Prospectus supplement summary

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-6 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC, which information is incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in our Class A common stock. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our Class A common stock.

References in this prospectus supplement to (i) the “Partnership” refers to Viper Energy Partners LP, the predecessor of Viper Energy, Inc., prior to its conversion from a Delaware limited partnership into a Delaware corporation, which conversion became effective on November 13, 2023 (the “Conversion”), (ii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) following the Conversion, Viper Energy, Inc. individually and collectively with the Operating Company, as the context requires, and (B) before the Conversion, the Partnership individually and collectively with the Operating Company, as the context requires, and (iv) “Diamondback” refers collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company. References to “OpCo Units” are to the units representing limited liability company interests in the Operating Company.

Viper Energy, Inc.

We are a publicly traded Delaware corporation focused on owning and acquiring mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. Effective November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation.

Our primary business objective is to provide an attractive return to our stockholders by focusing on business results, generating robust free cash flow, reducing debt and protecting our balance sheet, while maintaining a best-in-class cost structure. Our assets consist of mineral and royalty interests in oil and natural gas properties in the Permian Basin in West Texas, substantially all of which are leased to working interest owners who bear the costs of operation and development.

We are currently focused primarily on oil and natural gas properties in the Permian Basin, which is one of the oldest and most prolific producing basins in North America. The Permian Basin, which consists of approximately 75,000 square miles centered around Midland, Texas, has been a significant source of oil production since the 1920s. The Permian Basin is known to have a number of zones of oil and natural gas bearing rock throughout.

As of December 31, 2023, our assets consisted of mineral interests and royalty interests underlying 1,197,638 gross acres and 34,217 net royalty acres primarily in the Permian Basin, approximately 49% of which are operated by Diamondback. As of December 31, 2023, there were 11,277 gross horizontal wells (235.2 net 100%

royalty interest wells) producing on our mineral and royalty acreage, of which Diamondback was the operator of 1,844 wells.

Net production during the fourth quarter of 2023 was approximately 43,783 BOE/d and net production for the year ended December 31, 2023 averaged 39,244 BOE/d. For the year ended December 31, 2023, consolidated net income (including net income attributable to non-controlling interest) generated from these mineral and royalty interests was approximately $501.3 million and net income attributable to Viper Energy, Inc. was approximately $200.1 million. There are currently 75 rigs operating on our mineral and royalty acreage, 12 of which are operated by Diamondback.

As of December 31, 2023, the estimated proved oil and natural gas reserves of our assets were 179,249 MBOE, based on reserve estimates prepared by our internal reservoir engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. Of these reserves, approximately 80% were classified as proved developed producing reserves. Proved undeveloped, or PUD, reserves included in this estimate were from 529 gross horizontal well locations. As of December 31, 2023, our proved reserves were approximately 50% oil, 25% natural gas liquids and 25% natural gas.

Recent developments

Fourth quarter cash dividend

On February 15, 2024, our board of directors declared a cash dividend on Class A common stock of $0.56 per share for the fourth quarter of 2023, payable on March 12, 2024 to stockholders of record at the close of business on March 5, 2024. The dividend on Class A common stock consists of a base quarterly dividend of $0.27 per share and a variable quarterly dividend of $0.29 per share.

This offering is expected to close after the record date of March 5, 2024. Accordingly, purchasers of Class A common stock in this offering will not be entitled to receive the cash dividend in respect of any shares of Class A common stock purchased in this offering.

Exchange of shares of OpCo units and corresponding Class B common stock by Diamondback

Prior to the closing of this offering, Diamondback will exchange 3,553,493 shares of Class B common stock, together with an equal number of OpCo Units, for an equal number of shares of Class A common stock (the “Exchange”) under the terms and conditions of the Amended and Restated Exchange Agreement entered into by Diamondback, OpCo, Viper Energy Partners GP LLC and the Partnership, dated as of November 10, 2023 and effective as of November 13, 2023 (the “Amended and Restated Exchange Agreement”). Immediately following the Exchange, Diamondback will own 11,500,000 shares of Class A common stock, all of which are being offered for sale in this offering, and 87,156,453 shares of Class B common stock, which does not give effect to the underwriters’ exercise of their option to purchase any additional shares of Class A common stock in this offering.

Change in “Controlled Company” status

As a result of this offering, Diamondback’s voting interest in us will be represented by 87,156,453, which does not give effect to the underwriters’ exercise of their option to purchase any additional shares of Class A common stock in this offering, shares of Class B common stock, which will mean that Diamondback’s voting power with regard to our outstanding shares of common stock will decrease from approximately 56% of our outstanding shares of common stock to approximately 49% of our outstanding shares of common stock. As a result, we will no longer be a “controlled company” under the Nasdaq rules following this offering. We have elected to take advantage of certain exemptions from corporate governance requirements applicable to controlled companies under the Nasdaq rules and do not currently have a compensation committee or a committee of independent directors that selects director nominees. Following the completion of this offering, we will no longer be permitted to take advantage of those exemptions and our board of directors will form and maintain a compensation committee and a nominating and governance committee, each comprised of independent directors, subject to the applicable phase-in provisions under the Nasdaq rules, permitting companies that ceased to be controlled companies to phase in compliance with the independent committee requirements on the same schedule as companies listing on Nasdaq in connection with their initial public offerings, ultimately requiring that all three members of such committees be independent within one year from the loss of the controlled company status.

Principal executive offices and internet address

Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas 79701, and our phone number is (432) 221-7400. Our website address is www.viperenergy.com. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement or the accompanying base prospectus.

The offering

Class A common stock offered by the selling stockholder	11,500,000 shares.

Common stock to be outstanding after this offering	89,698,830 shares of Class A common stock (or 91,423,830 shares of Class A common stock if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full)

87,156,453 shares of Class B common stock (or 85,431,453 shares of Class B common stock if the underwriters’ option to purchase additional shares of Class A common stock is exercised in full)

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholder in this offering. See “Use of Proceeds.”

Dividend policy	Under our current dividend policy, we pay quarterly base plus variable cash dividends on our Class A common stock. Future base and variable dividends are at the discretion of our board of directors. The outstanding shares of Class B common stock are entitled to an aggregate quarterly cash dividend of $20,000. See “Dividend Policy.”

Transfer Agent	Computershare Trust Company, National Association

Listing and trading symbol	Shares of our Class A common stock are listed on The Nasdaq Global Select Market under the symbol “VNOM.”

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and the risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our Class A common stock.

Settlement	Delivery of the shares is expected to be made against payment therefor on or about March , 2024. See “Underwriting.”

Risk factors

An investment in our Class A common stock involves risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, and other factors discussed in any subsequent filings made with the SEC prior to the filing of this prospectus supplement, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus supplement before deciding to invest in our Class A common stock. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein also contain forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any of these risks occur, our business, financial condition or results of operation could be materially and adversely affected. The risks described in the documents incorporated by reference herein and therein are not the only risks facing us. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment.

Use of proceeds

The selling stockholder identified in this prospectus supplement is selling all of the shares of Class A common stock being sold in this offering. Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering. See “Selling Stockholder” and “Underwriting.”

Dividend policy

The Company intends to pay a base dividend, as well as a variable dividend that takes into account capital returned to stockholders via our stock repurchase program. We currently intend to pay quarterly variable dividends of at least 75 percent of our available cash less the base dividend declared and the amount paid in stock repurchases as part of our buyback program for the applicable quarter.

Our available cash and the available cash of the Operating Company for each quarter is determined by our board of directors following the end of such quarter. We expect that our available cash will generally equal the Adjusted EBITDA attributable to Viper Energy, Inc. for the applicable quarter, less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that our board of directors deems necessary or appropriate, lease bonus income (net of applicable taxes), distribution equivalent rights payments and preferred distributions.

The percentage of cash available for distribution by the Operating Company pursuant to the distribution policy may change quarterly to enable the Operating Company to retain cash flow to help strengthen our balance sheet while also expanding the return of capital program through our stock repurchase program.

We are required to pay a quarterly preferred dividend in respect of our Class B common stock in the aggregate amount of $20,000 per quarter, which is consistent with the Partnership’s pre-Conversion preferred distribution requirement. Other than that preferred dividend requirement, we are not required to pay dividends to our common stockholders on a quarterly or other basis, and declaration of any other dividends in the future will be solely in the discretion of our board of directors.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDA as net income (loss) attributable to Viper Energy, Inc. plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, other non-cash operating expenses, other non-recurring expenses and provision for (benefit from) income taxes.

Stock repurchase program

The board of directors of the general partner of the Partnership previously authorized a $750.0 million common unit repurchase program, of which $315.8 million of common units were repurchased through December 31, 2023. This program has been ratified and continued by our board of directors with respect to our Class A common stock. As of December 31, 2023, $434.2 million would have remained available for future repurchases under our stock repurchase program. The stock repurchase program has no time limit and may be suspended, modified, or discontinued by our board of directors at any time.

Capitalization

The following table sets forth, as of December 31, 2023, our cash and cash equivalents and capitalization (i) on a historical basis and (ii) on an as adjusted basis after giving effect to this offering.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this prospectus supplement, for additional information.

	As of December 31, 2023
	Actual	As adjusted
Cash and cash equivalents(1)	$25,869	$25,869

Long-term debt:
Revolving credit facility(2)	263,000	263,000

Unamortized debt issuance costs	(6,903)	(6,903)

Unamortized discount	(3,365)	(3,365)

2027 Notes	430,350	430,350

2031 Notes	400,000	400,000

Total long-term debt	1,083,082	1,083,082

Stockholders’ equity:
Class A common stock, $0.000001 par value, 1,000,000,000 shares authorized, 86,144,273 shares issued and outstanding	—	—

Class B common stock, $0.000001 par value, 1,000,000,000 shares authorized, 90,709,946 shares issued and outstanding	—	—

Additional paid-in capital	1,031,078	1,031,078

Retained earnings (accumulated deficit)	(16,786)	(16,786)

Total Viper Energy, Inc. stockholders’ equity	1,014,292	1,014,292

Non-controlling interest	1,843,262	1,843,262

Total equity	2,857,554	2,857,554

Total Capitalization	$3,940,636	$3,940,636

(1)	As of February 29, 2024, we had $43.8 million in cash and cash equivalents.

(2)	As of February 29, 2024, we had $203.0 million of borrowings outstanding under OpCo’s revolving credit facility. As of that date, the borrowing base under OpCo’s revolving credit facility was $1.3 billion, the aggregate elected commitment amount was $850.0 million and we had $647.0 million available for future borrowings under OpCo’s revolving credit facility.

This table does not reflect the sale of up to an additional 1,725,000 shares of Class A common stock that may be sold to the underwriters upon exercise of their option to purchase additional shares from the selling stockholder, or the equivalent number of shares of Class B common stock and OpCo Units that would be exchanged for such shares of Class A common stock prior to such sale.

Selling stockholder

The following table presents information regarding the selling stockholder in this offering, the shares that the underwriters have agreed to purchase from the selling stockholder and certain additional information.

In connection with the Partnership’s initial public offering completed on June 23, 2014, the Partnership entered into a registration rights agreement with Diamondback, which registration rights agreement was subsequently amended and restated in connection with our recapitalization transaction completed on May 10, 2018 and further amended and restated in connection with our Conversion (as so amended and restated, the “Registration Rights Agreement”), pursuant to which (i) Diamondback received certain demand registration rights with respect to our securities held by it or its subsidiaries and (ii) we filed a shelf registration statement on Form S-3/ASR with the SEC on March 5, 2024, which registration statement became automatically effective upon filing. This offering is conducted pursuant to Diamondback’s exercise of its demand rights under the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, we have paid or will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholder will pay any underwriting fees, discounts and commissions and its attorney’s fees. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholder against certain liabilities and the selling stockholder has agreed to indemnify us against certain liabilities, which may arise from any written information furnished to us by the selling stockholder expressly for use in any testing-the-waters communication, registration statement, any preliminary prospectus or prospectus supplement, free writing prospectus or final prospectus or prospectus supplement, or any amendment or supplement thereof. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

We prepared the table based on information provided to us by the selling stockholder. We have not sought to verify such information.

Except as otherwise indicated, the selling stockholder has sole voting and dispositive power with respect to such shares.

	Class A shares beneficially owned prior to this offering(1)		Class A shares offered in this offering	Class A shares beneficially owned after this offering(1)
Name of selling stockholder	Number	Percent(2)		Number	Percent(2)
Diamondback Energy, Inc.(3)	98,656,453	55.8%	11,500,000	87,156,453	49%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	Percentage of beneficial ownership is based upon an aggregate of 176,855,283 shares, consisting of 86,145,337 shares of Class A common stock and 90,709,946 shares of Class B common stock, in each case outstanding as of March 1, 2024.

(3)	Diamondback Energy, Inc. is a publicly traded company, and Diamondback E&P LLC is a wholly-owned subsidiary of Diamondback Energy, Inc. The address for both Diamondback and Diamondback E&P is 500 West Texas, Suite 100, Midland, Texas 79701. The number of shares of Class A common stock shown as beneficially owned by Diamondback consists of (i) 7,946,507 shares of Class A common stock, (ii) 82,643,418 shares of Class B common stock freely exchangeable by Diamondback into shares of Class A common stock, together with an equal number of OpCo Units held by Diamondback and (iii) 8,066,528 shares of Class B common stock freely exchangeable by Diamondback E&P into shares of Class A common stock, together with an equal number of OpCo Units held by Diamondback E&P. Prior to the closing of this offering, Diamondback will exchange 3,553,493 shares of Class B common stock, together with an equal number of OpCo Units, for an equal number of shares of Class A common stock (the “Exchange”) under the terms and conditions of the Amended and Restated Exchange Agreement. Immediately following the Exchange, Diamondback will own 11,500,000 shares of Class A common stock, all of which are being offered for sale in this offering, and 87,156,453 shares of Class B common stock, which does not give effect to the underwriters’ exercise of their option to purchase any additional shares of Class A common stock in this offering.

Our relationship with Diamondback

The Partnership was formed by Diamondback in February 2014 to, among other things, own, acquire and exploit oil and natural gas properties in North America. As of March 1, 2024, Diamondback owned 7,946,507 shares of our Class A common stock and beneficially owned all of our 90,709,946 shares of outstanding Class B common stock, collectively, representing approximately 56% of our total shares outstanding. Pursuant to our certificate of incorporation, for so long as Diamondback and any of its subsidiaries collectively beneficially own at least 25% of our outstanding common stock (i) Diamondback has the right to designate up to three persons to serve as members of our board of directors and (ii) our board of directors may not appoint any person other than a Diamondback seconded employee as an executive officer of our company unless such appointment is approved, in advance, by either (x) Diamondback (which approval may not be unreasonably withheld or conditioned) or (y) the affirmative vote of the holders of at least 80% of the voting power of our capital stock. Currently, there are two Diamondback designees appointed to our board of directors. Diamondback provides management, operating and administrative services to us under a Services and Secondment Agreement, including the services of the executive officers and other employees. We have entered into a tax sharing agreement with Diamondback pursuant to which we are required to reimburse Diamondback for our share of state and local income and other taxes borne by Diamondback as a result of our results being included in a combined or consolidated tax return filed by Diamondback. We have also engaged from time to time in certain transactions with Diamondback and/or its subsidiaries pursuant to which we have acquired oil and gas interests from such entities. Our principal executive offices are located in Midland, Texas and are owned by Diamondback. Diamondback is the operator of approximately 49% of our net royalty acreage. As of December 31, 2023, there were 14,893 gross productive wells on this acreage, 2,756 of which were operated by Diamondback. As of December 31, 2023, there were 75 rigs operating on our mineral and royalty acreage, 12 of which are operated by Diamondback.

For further information on our relationship with Diamondback, please read the documents referenced in “Where You Can Find More Information.”

Material U.S. federal income tax consequences for non-U.S. holders

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws that may be relevant to non-U.S. holders. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers or brokers in stock or securities or foreign currencies;

•	persons whose functional currency is not the United States dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons that hold or are deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. holder defined

A non-U.S. holder for purposes of this discussion is a beneficial owner of our Class A common stock and who is not, for U.S. federal income tax purposes, a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and that has one or more United States persons (as defined under the Code) who have the authority to control all substantial decisions of the trust or (ii) that has made a valid election to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions with respect to our Class A common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution treated as a dividend paid to a non-U.S. holder on our Class A common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A common stock (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Class A common stock will be treated as gain from the sale of such Class A common stock and will have the tax consequences described below under “Gain on Disposition of Class A Common Stock.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A common stock, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for exemption. If a non-U.S. holder is a corporation, it may also be subject to a “branch profits tax” (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on disposition of Class A common stock

Subject to the withholding requirements under FATCA (as defined below), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A common stock constitutes a United States real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include such gain.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a non-U.S. holder occurs, such non-U.S. holder (regardless of the percentage of our Class A common stock owned) would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup withholding and information reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of distributions paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those distributions. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of distributions to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the rate of 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional withholding requirements under FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any distributions paid on our Class A common stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Class A common stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Holders are encouraged to consult with, and rely solely upon, their own tax advisors regarding the effects of FATCA with respect to them.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

Underwriting

Under the terms and subject to the conditions contained in the underwriting agreement to be entered into in connection with this offering, the selling stockholder identified in this prospectus supplement has agreed to sell to the underwriters named below, for whom J.P. Morgan Securities LLC is acting as representative, the following respective numbers of shares of our Class A common stock at a price of $  per share.

Underwriter	Number of shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
Evercore Group L.L.C.
Goldman Sachs & Co. LLC

Total	11,500,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the option described below.

Th selling stockholder has granted the underwriters a 30-day option to purchase up to an aggregate of 1,725,000 shares of Class A common stock at the offering price set forth on the cover of this prospectus supplement.

The underwriters have advised us that they initially propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $   per share. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of any shares made outside of the United States may be made by affiliates of the underwriters. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The following table summarizes the compensation and estimated expenses that we will pay:

	Per share	Without exercise	With exercise
Public offering price	$	$	$
Underwriting discount and commission payable by selling stockholder	$	$	$
Proceeds, before expenses, to us	$	$	$

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholder will pay any underwriting fees, discounts and commissions and its attorney’s fees. We estimate that our out-of-pocket expenses for this offering will be approximately $1.0 million. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

The selling stockholder will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of J.P. Morgan Securities LLC for a period of 45 days after the date of this prospectus supplement. J.P. Morgan Securities LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason.

We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our Class A common stock is listed on The NASDAQ Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were a Delaware limited partnership with common units representing limited partner interests listed on The NASDAQ Global Select Market under the symbol “VNOM.” On November 13, each outstanding common unit converted into one share of Class A common stock. On March 4, 2024, the last reported sales price of our Class A common stock was $37.22 per share.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and certain of its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriters may engage in stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. If the underwriters sell more shares than could be purchased under the underwriting agreement, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

•

In passive market making a market maker in the Class A common stock who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our Class A common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Selling restrictions

European Economic area

In relation to each Member State of the European Economic Area (each a Member State), no Class A common stock has been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	by the underwriters to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior written consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our Class A common stock shall result in a requirement for us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Member State who initially acquires any of our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged, and agreed with us and the representative that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any of our Class A common stock being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Member State to qualified investors, in circumstances in which the prior written consent of the representative has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgments, and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for our Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or FSMA;

provided that no such offer of the shares shall require us or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong

Our Class A common stock may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (2) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (3) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to our Class A common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Class A common stock may not be circulated or distributed, nor may our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (2) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where our Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired our Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where our Class A common stock is subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired our Class A common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The common stock has not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Switzerland

Our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company or our Class A common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority and the offer of our Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Class A common stock.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (“the Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act. Any offer in Australia of our Class A common stock may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of twelve months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Brazil

No securities may be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The securities have not been, and will not be, registered with the Comissão de Valores Mobiliários.

The People’s Republic of China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of Class A common stock offered by this prospectus or any beneficial interest therein without obtaining all prior PRC governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Legal matters

The validity of the shares of our common stock being offered has been passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Latham & Watkins LLP will act as counsel to the underwriters with respect to this offering. Certain legal matters relating to the selling stockholder will be passed upon by Akin Gump Strauss Hauer & Feld LLP.

Experts

The audited financial statements of Viper Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2023 and 2022 and prepared by Ryder Scott Company, L.P. as of December 31, 2021. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus supplement regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests acquired by the Company from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP on November 1, 2023 is based upon estimates of such reserves, future production and income prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm, as indicated in their summary reports, as of December 31, 2022 and 2021. This information is incorporated by reference in this prospectus supplement in reliance upon the authority of such firm as experts in these matters.

Where you can find more information

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below that we have filed with the SEC.

•	Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 22, 2024;

•	Current Report on Form 8-K/A filed on March 5, 2024; and

•	the description of our securities (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K (File 001-36505) filed on November, 13, 2023).

In addition, we incorporate by reference into this prospectus supplement (i) the audited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP for the years ended December 31, 2022 and 2021, included as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023, and (ii) the unaudited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP for the nine months ended September 30, 2023 and 2022 included as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

Further, we incorporate by reference into this prospectus supplement certain information from the reports, each dated October 25, 2023, on estimates of proved reserves, future production and income attributable to certain royalty interests acquired by us from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP, prepared by DeGolyer and MacNaughton Corp, an independent petroleum engineering firm, as of December 31, 2022 and 2021, included as Exhibits 99.4 and 99.5, respectively, to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Financial Officer and Assistant Secretary of Viper Energy, Inc., 900 NW 63rd St., Suite 200, Oklahoma City, Oklahoma 73116; telephone: (432) 221-7400.

Prospectus

Up to 98,656,453 Shares

Viper Energy, Inc.

Class A Common Stock

This prospectus relates to the proposed resale from time to time of up to 98,656,453 shares of our Class A common stock, par value $0.000001 per share (the “Class A common stock”), by Diamondback Energy, Inc. and its wholly-owned subsidiary Diamondback E&P LLC (the “selling stockholders”).

The selling stockholders may offer and sell or otherwise dispose of their shares of our Class A common stock described in this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of Class A common stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.” We converted into a Delaware corporation on November 13, 2023. Before that date, we were Viper Energy Partners LP, a Delaware limited partnership with common units representing limited partner interests listed on The Nasdaq Global Select Market under the symbol “VNOM.” On November 13, 2023, each outstanding common unit was converted into one share of Class A common stock. On March 4, 2024, the last reported sales price of our Class A common stock was $37.22 per share. Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas 79701, and our telephone number is (432) 221-7400.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 5, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process.

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

References in this prospectus or any prospectus supplement to (i) the “Partnership” refers to Viper Energy Partners LP, the predecessor of Viper Energy, Inc., prior to its conversion from a Delaware limited partnership into a Delaware corporation, which conversion became effective on November 13, 2023, (ii) the “Operating Company” or “OpCo” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) following the conversion, Viper Energy, Inc. individually and collectively with the Operating Company, as the context requires, and (B) before the conversion, the Partnership individually and collectively with the Operating Company, as the context requires, (iv) “Diamondback” refers individually to Diamondback Energy, Inc. and collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company and (v) “Diamondback E&P” refers to Diamondback E&P LLC, a wholly-owned subsidiary of Diamondback. References to “OpCo Units” are to the units representing limited liability company interests in the Operating Company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, or the “Exchange Act”, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including our cash dividend policy) are forward-looking statements. When used in this prospectus, including documents incorporated by reference, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of our future performance. In particular, the factors discussed in this prospectus under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2023, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements.

Factors that could cause our outcomes to differ materially include (but are not limited to) the following:

•	changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;

•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•

changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates, instability in the financial sector and concerns over a potential economic downturn or recession;

•

regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•	physical and transition risks relating to climate change;

•

restrictions on the use of water, including limits on the use of produced water by our operators and a moratorium on new produced water well permits recently imposed by the Texas Railroad Commission in an effort to control induced seismicity in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•	changes in U.S. energy, environmental, monetary and trade policies;

•

conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback Energy, Inc. and our other operators;

•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•

changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•

security threats, including cybersecurity threats and disruptions to our business from breaches of our information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•	severe weather conditions;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	changes in the financial strength of counterparties to the credit agreement and hedging contracts of our operating subsidiary;

•	changes in our credit rating;

•	the risk factors discussed in Item 1A of Part I of our Annual Report on Form 10-K incorporated by reference into this prospectus; and

•	other risks and factors disclosed in this prospectus or incorporated by reference therein.

In light of these factors, the events anticipated by our forward-looking statements may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made or incorporated by reference in this prospectus. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

OUR COMPANY

We are a publicly traded Delaware corporation that owns and acquires mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. On November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation.

Our principal executive offices are located at 500 West Texas, Suite 100, Midland, Texas, and our telephone number at that address is (432) 221-7400. Our website address is www.viperenergy.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investment in our Class A common stock involves certain risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024, and other factors discussed in any subsequent filings made by us with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our Class A common stock. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of Class A common stock covered by this prospectus are being offered and sold by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of the Class A common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” for additional information.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders identified below to offer and sell from time to time up to an aggregate of 98,656,453 shares of our Class A common stock for their own account. The number of shares of Class A common stock that may be offered for resale by the selling stockholders, as applicable, pursuant to this prospectus represents:

(i)	up to 7,946,507 shares of Class A common stock held by Diamondback as of the date of this prospectus;

(ii)

up to a maximum of 82,643,418 shares of Class A common stock issuable to Diamondback upon exercise by Diamondback of its exchange right pursuant to the Amended and Restated Exchange Agreement (defined below) and Diamondback’s tender to us of an equivalent number of shares of our Class B common stock and OpCo Units, in each case held by Diamondback as of the date of this prospectus; and

(iii)

up to a maximum of 8,066,528 shares of Class A common stock issuable to Diamondback E&P upon exercise by Diamondback E&P of its exchange right pursuant to the Amended and Restated Exchange Agreement and Diamondback E&P’s tender to us of an equivalent number of shares of our Class B common stock and OpCo Units, in each case held by Diamondback E&P as of the date of this prospectus.

All of the shares of Class A common stock held by Diamondback were originally acquired by Diamondback from the Partnership as common units representing limited partnership interests in the Partnership, and all of the shares of Class B common stock held by Diamondback and Diamondback E&P were originally acquired by Diamondback and Diamondback E&P as Class B units representing limited partnership interests in the Partnership. In connection with the Partnership’s conversion (the “Conversion”) from a Delaware limited partnership into a Delaware corporation completed on November 13, 2023 (the “Effective Time”), (i) each common unit representing limited partnership interests in the Partnership issued and outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class A common stock, (ii) each Class B unit representing limited partnership interests in the Partnership issued and outstanding immediately prior to the Effective Time converted into one issued and outstanding, fully paid and nonassessable share of Class B common stock, and (iii) the general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time was cancelled. Similar to Class B units before the Conversion, each share of Class B common stock is exchangeable, at the discretion of the holder of such share of Class B common stock, together with one OpCo Unit, into one share of Class A common stock under the Amended and Restated Exchange Agreement entered into by Diamondback, OpCo, Viper Energy Partners GP LLC and the Partnership, dated as of November 10, 2023, effective as of November 13, 2023 (the “Amended and Restated Exchange Agreement”), which amended and restated the original Exchange Agreement entered into by Diamondback, OpCo, Viper Energy Partners GP LLC and the Partnership, dated as of May 9, 2018, in connection with the Partnership’s recapitalization transaction completed on May 10, 2018 (the “Recapitalization Transaction”).

The shares of our Class A common stock held by Diamondback as of the date of this prospectus were originally issued to Diamondback by the Partnership as common units in the following transactions: (i) in the Recapitalization Transaction and (ii) on October 31, 2023 in exchange for cash to fund a portion of the cash consideration for the Partnership’s acquisition of certain assets from affiliates of Warwick Capital Partners and GRP Energy Capital completed on November 1, 2023. Each common unit held by Diamondback was converted into one share of Class A common stock in the Conversion.

The shares of our Class B common stock held by Diamondback as of the date of this prospectus were originally issued to Diamondback as Class B units in the Partnership, together with the equal number of OpCo Units, in the following transactions: (i) in the Recapitalization Transaction in exchange for an equal number of common units acquired by Diamondback in connection with the Partnership’s initial public offering of common units on June 23, 2014 (the “IPO”), (ii) in subsequent underwritten common unit offerings, and (iii) in connection with the drop-down transaction completed on October 1, 2019 under that certain Purchase and Sale Agreement, dated as of July 29, 2019, among OpCo as buyer and certain of Diamondback’s wholly-owned subsidiaries, including Energen Resources Corporation (“Energen Resources”), as sellers, and the Partnership, pursuant to which OpCo acquired certain mineral and royalty interests in exchange for cash and new Class B units and OpCo Units issued to Diamondback and Energen Resources.

The shares of our Class B common stock held by Diamondback E&P as of the date of this prospectus were acquired by Diamondback E&P as Class B units, together with an equal number of OpCo Units, in the merger with Energen Resources, pursuant to which Energen Resources merged with and into Diamondback E&P, with Diamondback E&P continuing as the surviving corporation, in connection with Diamondback’s internal restructuring completed effective June 30, 2021. Each Class B unit in the Partnership held by Diamondback or Diamondback E&P was converted into one share of Class B common stock in the Conversion.

In connection with the IPO, the Partnership entered into a registration rights agreement with Diamondback, which registration rights agreement was subsequently amended and restated in the Recapitalization Transaction and the Conversion (as so amended and restated, the “Registration Rights Agreement”), pursuant to which (i) Diamondback has certain demand registration rights with respect to our securities held by it or its subsidiaries and (ii) we agreed to (A) file with the SEC, as soon as reasonably practicable, but in no event more than 90 days following the receipt of a demand notice by Diamondback, a shelf registration statement registering for resale the shares of Class A common stock held by the selling stockholders and any Class A common stock received by the selling stockholders upon exchange of their Class B units, together with the equal number of their OpCo Units, (B) cause such shelf registration statement to be declared effective promptly thereafter and (C) cause such securities to be listed on The Nasdaq Global Select Market.

We also agreed to use our commercially reasonable efforts to cause such registration statement to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of the shares of our Class A common stock by the selling stockholders until the shares covered by such registration statement have ceased to be Registrable Securities (as such term is defined in the Registration Rights Agreement). The Registration Statement and our obligations to keep the shelf registration statement effective will terminate upon the date when there shall no longer be any such Registrable Securities outstanding.

Under the Registration Rights Agreement, Diamondback may request to sell all or any portion of its or its subsidiaries’ shares of our Class A common stock in an underwritten offering that is registered pursuant to the shelf registration statement; provided, however, that we are only required to participate in three underwritten shelf takedowns in any 12-month period and only if the proceeds from the sale of such shares of Class A common stock in each underwritten shelf takedown (before the deduction of underwriting discounts) is reasonably anticipated to be at least $50.0 million.

We have prepared this prospectus and the registration statement of which it is a part to fulfill our registration requirements under the Registration Rights Agreement with respect to up to an aggregate of 98,656,453 shares of our Class A common stock beneficially owned by the selling stockholders.

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholders will pay any underwriting fees, discounts and commissions and their attorney’s fees. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities and the selling stockholders have agreed to indemnify us against certain liabilities, which may arise from any written information furnished to us by the selling stockholders expressly for use in any testing-the-waters communication, registration statement, any preliminary prospectus or prospectus supplement, free writing prospectus or final prospectus or prospectus supplement, or any amendment or supplement thereof.

The following table sets forth the maximum number of shares of our Class A common stock that may be sold by each selling stockholder under the registration statement of which this prospectus forms a part and the number of shares of our Class A common stock to be held by each selling stockholder after completion of the offering. For purposes of the table below, we assume that the selling stockholders will sell all of the shares of Class A common stock covered by this prospectus. We cannot predict when or in what amount the selling stockholders may sell any of the shares offered in this prospectus, if at all.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Other information about the selling stockholders may also change over time.

Except as otherwise indicated, the selling stockholders have sole voting and dispositive power with respect to the shares included in the table below.

	Class A Shares Beneficially Owned Prior to this Offering(1)		Class A Shares Offered in this Offering	Class A Shares Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Number	Percent(2)		Number	Percent(2)
Diamondback Energy, Inc.(3)	90,589,925	51.2%	90,589,925	0	0%
Diamondback E&P LLC(3)	8,066,528	4.6%	8,066,528	0	0%

(1)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)

Percentage of beneficial ownership is based upon an aggregate of 176,855,283 shares, consisting of 86,145,337 shares of Class A common stock and 90,709,946 shares of Class B common stock, in each case outstanding as of March 1, 2024. Because neither selling stockholder is obligated to sell any portion of the shares of Class A common stock shown as offered by it, we cannot estimate the actual number or percentage of Class A common stock that will be held by such selling stockholder upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares of Class A common stock covered by this prospectus will be held by the selling stockholders.

(3)

Diamondback Energy, Inc. is a publicly traded company, and Diamondback E&P LLC is a wholly-owned subsidiary of Diamondback Energy, Inc. The address for both Diamondback and Diamondback E&P is 500 West Texas, Suite 100, Midland, Texas 79701. The number of shares of Class A common stock shown as beneficially owned by Diamondback consists of (i) 7,946,507 shares of Class A common stock and (ii) 82,643,418 shares of Class B common stock freely exchangeable by Diamondback into shares of Class A common stock, together with an equal number of OpCo Units held by Diamondback. The number of shares of Class A common stock shown as beneficially owned by Diamondback E&P consists of 8,066,528 shares of Class B common stock freely exchangeable by Diamondback E&P into shares of Class A common stock, together with an equal number of OpCo Units held by Diamondback E&P.

Our Relationship with Diamondback

The Partnership was formed by Diamondback in February 2014 to, among other things, own, acquire and exploit oil and natural gas properties in North America. As of March 1, 2024, Diamondback owned 7,946,507 shares of our Class A common stock and beneficially owned all of our 90,709,946 shares of outstanding Class B common stock, collectively representing approximately 56% of our total shares outstanding.

Pursuant to our certificate of incorporation, for so long as Diamondback and any of its subsidiaries collectively beneficially own at least 25% of our outstanding common stock (i) Diamondback has the right to designate up to three persons to serve as members of our board of directors and (ii) our board of directors may not appoint any person other than a Diamondback seconded employee as an executive officer of our company unless such appointment is approved, in advance, by either (x) Diamondback (which approval may not be unreasonably withheld or conditioned) or (y) the affirmative vote of the holders of at least 80% of the voting power of our capital stock. Currently, there are two Diamondback designees appointed to our board of directors. Diamondback provides management, operating and administrative services to us under a Services and Secondment Agreement, including the services of the executive officers and other employees. We have entered into a tax sharing agreement with Diamondback pursuant to which we are required to reimburse Diamondback for our share of state and local income and other taxes borne by Diamondback as a result of our results being included in a combined or consolidated tax return filed by Diamondback. We have also engaged from time to time in certain transactions with Diamondback and/or its subsidiaries pursuant to which we have acquired oil and gas interests from such entities. Our principal executive offices are located in Midland, Texas and are owned by Diamondback. Diamondback is the operator of approximately 49% of our net royalty acreage. As of December 31, 2023, there were 14,893 gross productive wells on this acreage, 2,756 of which were operated by Diamondback. As of December 31, 2023, there were 75 rigs operating on our mineral and royalty acreage, 12 of which are operated by Diamondback.

For further information on our relationship with Diamondback, please read the documents referenced in “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

The following description of our Class A common stock, certificate of incorporation and our bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Authorized Capital Stock

As of the date of this prospectus, our authorized capital stock consists of (i) 1,000,000,000 shares of Class A common stock, with par value of $0.000001 per share, (ii) 1,000,000,000 shares of Class B common stock, with par value of $0.000001 per share (together with the Class A common stock, the “common stock”), and (iii) 100,000,000 shares of preferred stock, par value $0.000001 per share. Each share of Class B common stock is exchangeable, at the discretion of the holder of such share of Class B common stock, together with one OpCo Unit, into one share of Class A common stock.

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Class A common stock and Class B common stock vote together as a single class. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, the remaining assets of the Company available for distribution shall (i) first be distributed, pari passu, to the holders of Class B common stock, ratably in proportion to the number of shares of Class B common stock, until the holders of all outstanding Class B common stock have received $0.014 (which amount is adjusted accordingly in the case of any stock split, subdivision or combination with respect to Class B common stock) in respect of each share of Class B common stock then outstanding and (ii) then be distributed, pari passu, to the holders of all outstanding shares of Class A common stock, ratably in proportion to the number of shares of Class A common stock.

Holders of record of shares of Class A common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to (i) the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and (ii) to any dividend restrictions contained in debt agreements. Holders of Class B common stock are entitled to receive a mandatory cash dividend, paid quarterly, in an amount per share of Class B common stock equal to (A) $20,000 divided by (B) the number of shares of Class B common stock then outstanding. All outstanding shares of Class A common stock and Class B common stock are fully paid and nonassessable. As of March 1, 2024, there were 86,145,337 shares of Class A common stock and 90,709,946 shares of Class B common stock outstanding.

Preferred Stock

Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•	any other terms or provisions which the board of directors is legally authorized to fix or alter.

We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;

•

permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•

provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, by a resolution adopted by a majority of our board of directors, assuming there are no vacancies or by the Chairman of the Board following receipt of a written request of one or more stockholders holding at least 20% of the issued and outstanding common stock, subject to the procedures set forth in our bylaws.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Board Designees. Pursuant to our bylaws, Diamondback has the right to designate up to three persons to serve as directors for so long as Diamondback along with its affiliates collectively own at least 25% of the outstanding common stock.

Stockholder action by written consent. Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Additionally, an increase in the number of authorized shares of our common stock could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of our corporation. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Listing

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.”

Transfer Agent and Registrar

Computershare Trust Company, National Association is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which term as used in this prospectus includes the selling stockholders listed in the table under the heading “Selling Stockholders” and the other permitted transferees, successors and assigns of the selling stockholders pursuant to the Registration Rights Agreement selling Class A common stock covered by this prospectus received by such permitted transferees, successors and assigns after the date of this prospectus by operation of law, may, from time to time, sell, transfer or otherwise dispose of any or all of the Class A common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such Class A common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.

The selling stockholders may use any one or more of the following methods when disposing of the offered Class A common stock:

•	sales on The Nasdaq Stock Market LLC or any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale;

•	an over-the-counter sale or distribution;

•	underwritten offerings;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades (which may involve crosses) in which the broker-dealer will attempt to sell the Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such Class A common stock at a stipulated price per share;

•	through the distributions of the shares by any selling stockholder to its general or limited partners, members, managers affiliates, employees, directors or stockholders;

•	in option transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may elect to make an in-kind distribution of their shares of Class A common stock to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our common stock pursuant to the distribution through this registration statement.

The selling stockholders may also sell the shares of Class A common stock under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

The selling stockholders also may transfer their shares of Class A common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of Class A common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Class A common stock from time to time under this prospectus, or, to the extent required under the applicable securities laws, under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act.

If the selling shareholders use one or more underwriters in the sale, the underwriters will acquire the securities for their own account, and they may resell these securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The securities may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Class A common stock.

Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholders will pay any underwriting fees, discounts and commissions and their attorney’s fees. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities and the selling stockholders have agreed to indemnify us against certain liabilities, which may arise from any written information furnished to us by the selling stockholders expressly for use in any testing-the-waters communication, registration statement, any preliminary prospectus or prospectus supplement, free writing prospectus or final prospectus or prospectus supplement, or any amendment or supplement thereof.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares of Class A common stock may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurances that the selling stockholders will sell, nor are the selling stockholders required to sell, any or all of the securities offered under this prospectus.

To the extent required pursuant to the Registration Rights Agreement, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required, we may add permitted transferees, successors and donees by prospectus supplement in instances where the permitted transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Permitted transferees, successors and assigns of identified selling stockholders may not be able to use this prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment. See “Selling Stockholders.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the Class A common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Class A common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.viperenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;

•	our Current Report on Form 8-K/A filed on March 5, 2024; and

•	the description of our capital stock contained in Exhibit 99.1 to our Form 8-K (File No. 001-36505), filed with the SEC on November 13, 2023.

In addition, we incorporate by reference into this prospectus supplement (i) the audited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP for the years ended December 31, 2022 and 2021, included as Exhibit 99.1 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023, and (ii) the unaudited combined financial statements of the mineral and royalty interests owned by Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings LP for the nine months ended September 30, 2023 and 2022 included as Exhibit 99.2 to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

Further, we incorporate by reference into this prospectus supplement certain information from the reports, each dated October 25, 2023, on estimates of proved reserves, future production and income attributable to certain royalty interests acquired by us from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP, prepared by DeGolyer and MacNaughton Corp, an independent petroleum engineering firm, as of December 31, 2022 and 2021, included as Exhibits 99.4 and 99.5, respectively, to our Current Report on Form 8-K/A, filed with the SEC on November 13, 2023.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus or any prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Executive Vice President, Chief Financial Officer and Assistant Secretary, Viper Energy, Inc., 900 NW 63rd St., Suite 200 Oklahoma City, Oklahoma 73116 (432) 221-7400; telephone: (432) 221-7400.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Class A common stock to be offered hereby by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The audited financial statements of Viper Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited combined financial statements of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2023 and 2022 and prepared by Ryder Scott Company, L.P. as of December 31, 2021. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests acquired by the Company from Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP and Saxum Asset Holdings, LP on November 1, 2023 is based upon estimates of such reserves, future production and income prepared by DeGolyer and MacNaughton, an independent petroleum engineering firm, as indicated in their summary reports, as of December 31, 2022 and 2021. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

VIPER ENERGY, INC.